                                                                      EXHIBIT 12

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     TWENTY-FOUR WEEKS ENDED JUNE 17, 1994
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

Income (loss) from continuing operations before income taxes              $ (24)

Add (deduct)
  Fixed charges                                                             121

  Capitalized interest                                                        5

  Amortization of capitalized interest                                       (2)

  Losses related to certain 50% or less owned affiliates                      1

  Minority interest in consolidated affiliates                                1
                                                                          -----

Adjusted earnings                                                           102
                                                                          -----

Fixed charges:
  Interest on indebtedness and amortization of debt expense and
  premium                                                                    97
  Portion of rents representative of the interest factor                     20
  Debt service guarantee interest expense of unconsolidated affiliates        4
                                                                          -----

Total Fixed Charges                                                         121
                                                                          -----

Deficiency of Earnings to Fixed Charges                                   $  19
                                                                          =====